Exhibit 99.4
Item 8. Financial Statements and Supplementary Data

     Schedules other than those listed above have been omitted because they are either not required, not applicable, or the required information is shown in the Consolidated Financial Statements and Notes thereto or other Schedules.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HCC Insurance Holdings, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of HCC Insurance Holdings, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A in the Company’s annual report on Form 10-K for the year ended December 31, 2008. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for fair value measurements in 2008. As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007 and the manner in which it accounts for share-based compensation in 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

Houston, TX
March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for certain convertible debt instruments discussed in Note 1 to the consolidated financial statements, as to which the date is November 5, 2009

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2008	2007
	(as adjusted)	(as adjusted)

ASSETS
Investments:
Fixed income securities — available for sale, at fair value (amortized cost: 2008 — $4,118,539; 2007 — $3,641,667)	$4,133,165	$3,666,705
Fixed income securities — held to maturity, at amortized cost (fair value: $125,561)	123,553	—
Short-term investments, at cost, which approximates fair value	497,477	783,650
Other investments	50,088	221,922

Total investments	4,804,283	4,672,277
Cash	27,347	39,135
Restricted cash and cash investments	174,905	193,151
Premium, claims and other receivables	770,823	763,401
Reinsurance recoverables	1,054,950	956,665
Ceded unearned premium	234,375	244,684
Ceded life and annuity benefits	64,235	66,199
Deferred policy acquisition costs	188,652	192,773
Goodwill	858,849	776,046
Other assets	153,581	170,189

Total assets	$8,332,000	$8,074,520

LIABILITIES
Loss and loss adjustment expense payable	$3,415,230	$3,227,080
Life and annuity policy benefits	64,235	66,199
Reinsurance balances payable	122,189	129,838
Unearned premium	977,426	943,946
Deferred ceding commissions	63,123	68,968
Premium and claims payable	405,287	497,974
Notes payable	343,649	319,471
Accounts payable and accrued liabilities	300,838	377,349

Total liabilities	5,691,977	5,630,825

SHAREHOLDERS’ EQUITY
Common stock, $1.00 par value; 250,000 shares authorized (shares issued: 2008 — 116,457 and 2007 — 115,069; outstanding: 2008 — 113,444 and 2007 — 115,069)	116,457	115,069
Additional paid-in capital	881,534	851,086
Retained earnings	1,677,831	1,429,658
Accumulated other comprehensive income	27,536	47,882
Treasury stock, at cost (shares: 3,013)	(63,335)	—

Total shareholders’ equity	2,640,023	2,443,695

Total liabilities and shareholders’ equity	$8,332,000	$8,074,520

See Notes to Consolidated Financial Statements.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

REVENUE
Net earned premium	$2,007,774	$1,985,086	$1,709,189
Fee and commission income	125,201	140,092	137,131
Net investment income	164,751	206,462	152,804
Net realized investment gain (loss)	(27,941)	13,188	(841)
Other operating income	9,638	43,545	77,012

Total revenue	2,279,423	2,388,373	2,075,295

EXPENSE
Loss and loss adjustment expense, net	1,211,873	1,183,947	1,011,856
Policy acquisition costs, net	381,441	366,610	319,885
Other operating expense	233,509	241,642	222,324
Interest expense	20,362	16,270	18,128

Total expense	1,847,185	1,808,469	1,572,193

Earnings before income tax expense	432,238	579,904	503,102
Income tax expense	130,118	188,351	165,191

Net earnings	$302,120	$391,553	$337,911

Earnings per common share:
Basic	$2.63	$3.47	$3.04
Diluted	$2.61	$3.35	$2.89

Weighted-average shares outstanding:
Basic	114,848	112,873	111,309
Diluted	115,463	116,997	116,736

See Notes to Consolidated Financial Statements.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Net earnings	$302,120	$391,553	$337,911
Other comprehensive income (loss):

Investment gains (losses):
Investment gains (losses) during year	(37,290)	41,880	40,354
Income tax charge (benefit)	(14,985)	14,416	14,212

Investment gains (losses), net of tax	(22,305)	27,464	26,142

Less reclassification adjustments for:
Gains (losses) included in net earnings	(19,828)	37,461	38,527
Income tax charge (benefit)	(6,940)	13,111	13,484

Gains (losses) included in net earnings, net of tax	(12,888)	24,350	25,043

Net investment gains (losses)	(9,417)	3,114	1,099

Cash flow hedge loss	(5,543)	(2,488)	—
Income tax benefit	(1,940)	(871)	—

Cash flow hedge loss, net of tax	(3,603)	(1,617)	—

Foreign currency translation adjustment	(10,425)	13,276	17,048
Income tax charge (benefit)	(3,099)	863	3,249

Foreign currency translation adjustment, net of tax	(7,326)	12,413	13,799

Other comprehensive income (loss)	(20,346)	13,910	14,898

Comprehensive income	$281,774	$405,463	$352,809

See Notes to Consolidated Financial Statements.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

				Accumulated
		Additional		Other		Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Shareholders’
	Stock	Capital	Earnings	Income	Stock	Equity
		(as adjusted)	(as adjusted)			(as adjusted)

Balance at December 31, 2005 (as previously reported)	$110,803	$762,170	$798,388	$19,074	$—	$1,690,435
Cumulative effect of accounting change (adoption of FSP APB 14-1)	—	19,667	(8,087)	—	—	11,580

Balance at December 31, 2005 (as adjusted)	110,803	781,837	790,301	19,074	—	1,702,015
Net earnings	—	—	337,911	—	—	337,911
Other comprehensive income	—	—	—	14,898	—	14,898
Issuance of 928 shares for exercise of options, including tax benefit of $3,396	928	18,071	—	—	—	18,999
Stock-based compensation	—	14,022	—	—	—	14,022
Reimbursement, net of income taxes of $2,127	—	3,950	—	—	—	3,950
Cash dividends declared, $0.375 per share	—	—	(41,786)	—	—	(41,786)

Balance at December 31, 2006	111,731	817,880	1,086,426	33,972	—	2,050,009
Cumulative effect of accounting change (adoption of FIN 48)	—	—	(678)	—	—	(678)
Net earnings	—	—	391,553	—	—	391,553
Other comprehensive income	—	—	—	13,910	—	13,910
Issuance of 1,101 shares for exercise of options, including tax benefit of $3,352	1,101	23,432	—	—	—	24,533
Issuance of 2,215 shares for debt conversions	2,215	(2,215)	—	—	—	—
Stock-based compensation	22	11,989	—	—	—	12,011
Cash dividends declared, $0.42 per share	—	—	(47,643)	—	—	(47,643)

Balance at December 31, 2007	115,069	851,086	1,429,658	47,882	—	2,443,695
Net earnings	—	—	302,120	—	—	302,120
Other comprehensive loss	—	—	—	(20,346)	—	(20,346)
Issuance of 1,011 shares for exercise of options, including tax benefit of $1,283	1,011	17,187	—	—	—	18,198
Purchase of 3,013 common shares	—	—	—	—	(63,335)	(63,335)
Stock-based compensation	377	13,261	—	—	—	13,638
Cash dividends declared, $0.47 per share	—	—	(53,947)	—	—	(53,947)

Balance at December 31, 2008	$116,457	$881,534	$1,677,831	$27,536	$(63,335)	$2,640,023

See Notes to Consolidated Financial Statements.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Operating activities:
Net earnings	$302,120	$391,553	$337,911
Adjustments to reconcile net earnings to cash provided by operating activities:
Change in premium, claims and other receivables	46,985	97,304	40,955
Change in reinsurance recoverables	(98,354)	213,353	192,049
Change in ceded unearned premium	10,309	(18,436)	13,291
Change in loss and loss adjustment expense payable	188,264	129,203	136,520
Change in reinsurance balances payable	(8,014)	7,002	(54,834)
Change in unearned premium	33,526	21,498	109,280
Change in premium and claims payable, net of restricted cash	(80,219)	(164,977)	(126,027)
Change in trading portfolio	49,091	9,362	(19,919)
Stock-based compensation expense	13,638	12,011	13,126
Depreciation and amortization expense	14,308	15,982	14,980
(Gain) loss on investments	49,549	(58,736)	(52,688)
Other, net	(15,235)	71,317	48,744

Cash provided by operating activities	505,968	726,436	653,388

Investing activities:
Sales of fixed income securities	583,211	438,057	338,927
Maturity or call of fixed income securities	323,998	302,876	247,072
Cost of securities acquired	(1,609,007)	(1,377,750)	(1,389,984)
Change in short-term investments	294,248	(72,279)	129,919
Proceeds from sales of strategic and other investments	77,097	46,612	63,285
Payments for purchase of businesses, net of cash received	(103,153)	(65,112)	(45,722)
Other, net	(7,996)	(9,741)	(11,971)

Cash used by investing activities	(441,602)	(737,337)	(668,474)

Financing activities:
Advances on line of credit	181,000	232,000	140,000
Payments on line of credit and notes payable	(161,000)	(205,763)	(140,616)
Sale of common stock	18,198	24,533	18,999
Purchase of common stock	(63,335)	—	—
Dividends paid	(52,453)	(46,158)	(38,923)
Other, net	1,436	(2,866)	9,981

Cash provided (used) by financing activities	(76,154)	1,746	(10,559)

Net decrease in cash	(11,788)	(9,155)	(25,645)
Cash at beginning of year	39,135	48,290	73,935

Cash at end of year	$27,347	$39,135	$48,290

See Notes to Consolidated Financial Statements.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

(1)	General Information and Significant Accounting and Reporting Policies

HCC Insurance Holdings, Inc. and its subsidiaries (collectively, we, us, or our) include domestic and foreign property and casualty and life insurance companies, underwriting agencies and brokers. We provide specialized property and casualty, surety, and group life, accident and health insurance coverages and related agency and reinsurance brokerage services to commercial customers and individuals. We market our products both directly to customers and through a network of independent and affiliated brokers, producers, agents and third party administrators. Our lines of business include diversified financial products (which includes directors’ and officers’ liability, professional indemnity, employment practices liability, surety, credit, and fidelity); group life, accident and health; aviation; our London market account (which includes energy, marine, property, and accident and health); and other specialty lines of insurance. We operate primarily in the United States, the United Kingdom, Spain, Bermuda and Ireland, although some of our operations have a broader international scope.

Our principal domestic insurance companies are Houston Casualty Company and U.S. Specialty Insurance Company, HCC Life Insurance Company, Avemco Insurance Company and American Contractors Indemnity Company. These companies operate throughout the United States with headquarters in Houston, Texas; Atlanta, Georgia; Frederick, Maryland; and Los Angeles, California, respectively. All of our principal domestic insurance companies operate on an admitted basis, except Houston Casualty Company, which also insures international risks. Our foreign insurance companies are HCC International Insurance Company, HCC Europe, HCC Reinsurance Company and the London branch of Houston Casualty Company. These companies operate principally from the United Kingdom, Spain and Bermuda. We also participate in two Lloyd’s of London syndicates, which are managed by our subsidiary, HCC Underwriting Agency, Ltd. (UK), operating in London, England.

Our underwriting agencies provide underwriting management and claims servicing for insurance and reinsurance companies in specialized lines of business within the property and casualty and group life, accident and health insurance sectors. Our principal domestic agencies are Professional Indemnity Agency, HCC Global Financial Products, Covenant Underwriters, HCC Specialty Underwriters, HCC Indemnity Guaranty Agency, RA&MCO Insurance Services, MultiNational Underwriters, LLC and G.B. Kenrick & Associates. Our agencies operate throughout the United States. Our principal foreign agency is HCC Global Financial Products, with headquarters in Barcelona, Spain.

Our reinsurance and insurance brokers provide brokerage, consulting and other broker services to insurance and reinsurance companies, commercial customers and individuals in the same lines of business as the insurance companies and underwriting agencies operate. Our reinsurance broker is Rattner Mackenzie, which operates principally in the United Kingdom. Our insurance broker is Continental Underwriters.

Basis of Presentation

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (generally accepted accounting principles) and include the accounts of HCC Insurance Holdings, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Management must make estimates and assumptions that affect amounts reported in our consolidated financial statements and in disclosures of contingent assets and liabilities. Ultimate results could differ from those estimates.

We have reclassified certain amounts in our 2007 and 2006 consolidated financial statements to conform to the 2008 presentation. None of our reclassifications had an effect on our consolidated net earnings, shareholders’ equity or cash flows. We adopted FSP APB 14-1 and FSP EITF 03-6-1 on January 1, 2009. Our consolidated financial statements have been adjusted for the retrospective application of these new accounting standards. We have evaluated subsequent events through November 9, 2009, which is the date these financial statements were issued.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

Net Earned Premium, Policy Acquisition Costs and Ceding Commissions

Substantially all of the property and casualty, surety, and accident and health policies written by our insurance companies qualify as short-duration contracts. We recognize in current earned income the portion of the premium that provides insurance coverage in the period. Written premium, net of reinsurance, is primarily recognized in earnings on a pro rata basis over the term of the related policies. However, for certain policies, written premium is recognized in earnings over the period of risk in proportion to the amount of insurance risk provided. Unearned premium represents the portion of premium written that relates to the unexpired term of coverage. Premium for commercial title insurance and group life policies is recognized in earnings when the premium is due. When the limit under a specific excess of loss reinsurance layer has been exhausted, we effectively expense the remaining premium for that limit and defer and amortize the reinstatement premium over the remaining period of risk.

We defer our direct costs to underwrite insurance policies, less amounts reimbursed by reinsurers, and charge or credit the costs to earnings proportionate with the premium earned. These policy acquisition costs include underwriters’ salaries, bonuses, commissions, taxes, fees, and other direct underwriting costs. Historical and current loss adjustment expense experience and anticipated investment income are considered in determining premium deficiencies and the recoverability of deferred policy acquisition costs.

Fee and Commission Income

Fee and commission income in our consolidated statements of earnings includes fee income from our underwriting agencies, commission income from our brokers and proceeds from ceded reinsurance (ceding commissions in excess of acquisition costs). When there is no significant future servicing obligation, we recognize fee and commission income from third parties on the later of the effective date of the policy, the date when the premium can be reasonably established, or the date when substantially all services related to the insurance placement have been rendered to the client. We record revenue from profit commissions based on the profitability of business written, calculated using the respective commission formula and actual underwriting results through the date of calculation. Such amounts are adjusted if and when experience changes. When additional services are required, the service revenue is deferred and recognized over the service period. We record an allowance for estimated return commissions that we may be required to pay on the early termination of policies. Proceeds from ceded reinsurance are earned pro rata over the term of the underlying policy.

When our underwriting agencies utilize one of our insurance company subsidiaries as the policy issuing company and the business is reinsured with a third-party reinsurer, we eliminate in consolidation the fee and commission income against the related insurance company’s policy acquisition costs and defer the policy acquisition costs of the underwriting agencies.

Premium, Claims and Other Receivables

We use the gross method for reporting receivables and payables on brokered transactions. We review the collectibility of our receivables on a current basis and provide an allowance for doubtful accounts if we deem that there are accounts that are doubtful of collection. The allowance was $5.4 million and $6.4 million at December 31, 2008 and 2007, respectively. Our estimate of the level of the allowance could change as conditions change in the future.

Loss and Loss Adjustment Expense Payable

Loss and loss adjustment expense payable by our insurance companies is based on estimates of payments to be made for reported losses, incurred but not reported losses, and anticipated receipts from salvage and subrogation. Reserves are recorded on an undiscounted basis, except for reserves of acquired companies. The

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

discount on those reserves is not material. Estimates for reported losses are based on all available information, including reports received from ceding companies on assumed business. Estimates for incurred but not reported losses are based both on our experience and the industry’s experience. While we believe that amounts included in our consolidated financial statements are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled. We continually review the estimates with our actuaries, and any changes are reflected in loss and loss adjustment expense in the period of the change.

Reinsurance

We record all reinsurance recoverables and ceded unearned premium as assets, and deferred ceding commissions as liabilities. All such amounts are recorded in a manner consistent with the underlying reinsured contracts. We record a reserve for uncollectible reinsurance based on our assessment of reinsurers’ credit worthiness, reinsurance contract terms and collectibility. Information utilized to calculate the reserve is subject to change, which could affect the level of the reserve in the future.

One assumed residential mortgage guaranty reinsurance contract, which we determined does not transfer significant underwriting risk, is accounted for using the deposit method of accounting. In catastrophic or unforeseen circumstances, it is possible we could incur financial losses on this contract. We record all consideration received under the contract as a deposit liability, rather than as net earned premium and loss and loss adjustment expense. We use actuarial information to estimate both our liability under the contract and the appropriate rates to decrease the liability over the term of the contract. We report income from this contract, net of any losses, as other operating income in our consolidated statements of earnings.

Cash and Short-term Investments

Cash consists of cash in banks, generally in operating accounts. Short-term investments, including certificates of deposit and money-market funds, are classified as investments in our consolidated balance sheets as they relate principally to our investment activities. We generally maintain our cash deposits in major banks and invest our short-term funds in institutional money-market funds and short-term financial instruments. These securities typically mature within ninety days and, therefore, bear minimal risk.

Certain fiduciary funds totaling $199.6 million and $213.4 million were included in short-term investments and fixed income securities at December 31, 2008 and 2007, respectively. These funds are held by underwriting agencies, brokers or surety companies for the benefit of insurance or reinsurance clients. We earn interest, net of expenses, on these funds.

Restricted Cash and Cash Investments

Our agencies withhold premium funds for the payment of claims. These funds are shown as restricted cash and cash investments in our consolidated balance sheets. The corresponding liability is included within premium and claims payable in our consolidated balance sheets. These amounts are considered fiduciary funds, and interest earned on these funds accrues to the benefit of the insurance companies from whom the funds were withheld. Therefore, we do not include these amounts as cash in our consolidated statements of cash flows.

Investments

Substantially all of our fixed income securities are classified as available for sale and reported at fair value, based on quoted market prices of these securities or, when such prices are not available in inactive markets, based on management’s internal assumptions about future cash flows with risk-adjusted discount rates. The change in unrealized gain or loss on available for sale securities is recorded as a component of

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

other comprehensive income, net of the related deferred income tax effect, within shareholders’ equity. For securities denominated in currencies other than the U.S. dollar, the foreign exchange gain/loss on available for sale securities is recorded as a component of accumulated other comprehensive income until the related securities mature or are sold. We purchase the majority of our available for sale fixed income securities with the intent to hold them to maturity, but they may be sold prior to maturity if market conditions or credit-related risk warrant or if our investment policies dictate in order to maximize our investment yield.

Our available for sale fixed income portfolio includes asset-backed and mortgage-backed securities for which we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

A small portion of our fixed income securities are classified as held to maturity and reported at amortized cost. This portfolio includes foreign-denominated securities for which we have the ability and intent to hold the securities to maturity or redemption. We hold these securities to hedge the foreign exchange risk associated with insurance claims that we will pay in foreign currencies. Any foreign exchange gain/loss on these securities is recorded through income and substantially offsets any foreign exchange gain/loss on the related liabilities.

Short-term investments and restricted cash investments are carried at cost, which approximates fair value. Other investments include alternative investments, which are accounted for using the equity method of accounting, and trading securities, which are carried at fair value. The carrying value of our alternative investments, the majority of which we liquidated in 2008, was $46.0 million and $172.8 million at December 31, 2008 and 2007, respectively. The fair value of our trading securities, which were liquidated during 2008, was $49.1 million at December 31, 2007. Changes in carrying value are included in the consolidated statements of earnings within net investment income for other alternative investments and in other operating income for trading securities.

Realized investment gains or losses are determined on an average cost basis and included in earnings on the trade date. A security is considered impaired when its cost exceeds its fair value. We evaluate the securities in our fixed income securities investment portfolio for possible other-than-temporary impairment losses at each quarter end, based on all relevant facts and circumstances for each impaired security. Our evaluation considers various factors including:

•	amount by which the security’s fair value is less than its cost,

•	length of time the security has been impaired,

•	the security’s credit rating and any recent downgrades,

•	stress testing of expected cash flows under various scenarios,

•	whether the impairment is due to an issuer-specific event, credit issues or change in market interest rates, and

•	Our ability and intent to hold the security for a period of time sufficient to allow full recovery or until maturity.

When we conclude that a decline in a security’s fair value is other-than-temporary, we recognize the impairment as a realized investment loss in our consolidated statements of earnings. The impairment loss equals the difference between the security’s fair value and cost at the balance sheet date. We also establish a new cost basis equal to the fair value, which is not adjusted for subsequent recovery in fair value. If we do not expect to collect all of the principal and interest through maturity, we accrete income over the remaining life

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

of the security based on the interest rate necessary to discount the expected future cash flows to the new basis. If we cannot estimate the timing or amount of future cash flows or if the security is non-income producing, we apply any cash proceeds as a reduction of principal when received.

Derivative Financial Instruments

We have reinsured interests in two long-term mortgage impairment insurance contracts that are denominated in British pound sterling. The exposure with respect to these two contracts is measured based on movement in a specified United Kingdom housing index. These insurance contracts qualify as derivative financial instruments, are unhedged and are reported in other assets at fair value, which was $16.1 million and $16.8 million at December 31, 2008 and 2007, respectively. We determine fair value based on our estimate of the present value of expected future cash flows, modified to reflect specific contract terms. We record changes in fair value and any foreign exchange gain/loss on these contracts as a component of other operating income in our consolidated statements of earnings.

We have interest rate swap agreements that effectively convert outstanding borrowings on our Revolving Loan Facility from a variable rate to a fixed rate. These agreements are recorded at fair value and reported in accounts payable and accrued expenses. For agreements that qualify for hedge accounting treatment as cash flow hedges, the change in fair value is recorded each period as a component of other comprehensive income, net of the related deferred income tax effect. For all other agreements, the change in fair value is recorded as a component of other operating expense.

Strategic Investments and Other Operating Income

Included in other assets are certain strategic investments in insurance-related companies. For any strategic investment in which we own a 20% to 50% equity interest, the investment and income are recorded using the equity method of accounting. The related income is reported in other operating income in the consolidated statements of earnings. We record any interest, dividends on investments not accounted for by the equity method of accounting, and realized gains or losses in other operating income and we record unrealized gains or losses in other comprehensive income.

Goodwill and Intangible Assets

When we complete a business combination, goodwill is either allocated to the acquired business or, if there are synergies with our other businesses, allocated to the different reporting units based on their respective share of the estimated future cash flows. In our agency segment, the reporting units are individual subsidiaries. In our insurance company segment, the reporting units are either individual subsidiaries or groups of subsidiaries that share common licensing and other characteristics.

We utilize the expected cash flow approach to determine the fair value of a reporting unit. This approach utilizes estimated future cash flows, probabilities as to occurrence of these cash flows, a risk-free rate of interest, and a risk premium for uncertainty in the cash flows. We utilize our budgets and projection of future operations based on historical and expected industry trends to estimate our future cash flows and their probability of occurring as projected.

We assess the impairment of goodwill annually, or sooner if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual goodwill assessment was conducted as of June 30, 2008, which is consistent with the timeframe for our annual assessment in prior years. Based on our latest impairment test, the fair value of each of our reporting units exceeded its carrying amount. Intangible assets not subject to amortization are tested for impairment annually,

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

or sooner if an event occurs or circumstances change that indicate that an intangible asset might be impaired. Other intangible assets are amortized over their respective useful lives.

Foreign Currency

The functional currency of some of our foreign subsidiaries and branches is the U.S. dollar. Assets and liabilities recorded in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date. For available for sale securities, unrealized gains and losses related to fluctuations in exchange rates are recorded as a component of other comprehensive income, net of the related deferred income tax effect, within shareholders’ equity until the securities mature or are sold. Similar exchange rate fluctuations related to held to maturity securities are recorded through income. Transactions in foreign currencies are translated at the rates of exchange in effect on the date the transaction occurs. Transaction gains and losses are recorded in earnings and included in other operating expense in the consolidated statements of earnings. Our foreign currency transactions are principally denominated in British pound sterling and the Euro.

We utilize the British pound sterling and the Euro as the functional currency in our other foreign operations. The cumulative translation adjustment, representing the effect of translating these subsidiaries’ assets and liabilities into U.S. dollars, is included in the foreign currency translation adjustment, net of the related deferred income tax effect, within accumulated other comprehensive income is shareholders’ equity. The effect of exchange rate changes on cash balances held in foreign currencies was immaterial for all periods presented and is not shown separately in the consolidated statements of cash flows.

Income Taxes

We file a consolidated Federal income tax return and include the foreign subsidiaries’ income to the extent required by law. Deferred income tax is accounted for using the liability method, which reflects the tax impact of temporary differences between the bases of assets and liabilities for financial reporting purposes and such bases as measured by tax laws and regulations. We provide a deferred tax liability for un-repatriated earnings of our foreign subsidiaries at prevailing statutory rates when required. Due to our history of earnings, expectations for future earnings, and taxable income in carryback years, we expect to be able to fully realize the benefit of any net deferred tax asset on a consolidated basis.

In 2007, we adopted FIN No. 48, Accounting for Uncertainty in Income Taxes. To adopt FIN 48, we reduced beginning retained earnings by $0.7 million, primarily for potential interest on previously recorded tax liabilities related to uncertain tax positions. Effective January 1, 2007, we recorded a liability for our uncertain tax positions where we determined it is not more likely than not the tax position will be sustained upon examination by the appropriate tax authority. Changes in the liability for our uncertain tax positions are reflected in income tax expense or goodwill, if related to an acquisition, in the period when a new uncertain tax position arises, we change our judgment about the likelihood of uncertainty, the tax issue is settled, or the statute of limitations expires. We report any potential net interest income or expense and penalties related to changes in our uncertain tax positions in our consolidated statements of earnings as interest expense and other operating expense, respectively.

Stock-Based Compensation

We charge the fair value of stock-based compensation awards to earnings in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. Effective January 1, 2006, we adopted SFAS 123(R) using the modified prospective method and currently recognize compensation expense on a straight-line basis for all unvested stock options as of that date. For stock option awards, we use the Black-Scholes single option pricing model to determine the fair value of the option on its grant date and expense that value on a straight-line basis over the option’s vesting period. For

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

grants of restricted stock and restricted stock units, we measure fair value based on our closing stock price on the grant date and expense that value on a straight-line basis over the award’s vesting period. For grants of unrestricted common stock, we measure fair value based on our closing stock price on the grant date and expense that value on the grant date.

Earnings Per Share

Basic earnings per share is computed by dividing net earnings attributable to common stock by the weighted-average common shares outstanding during the year. Diluted earnings per share is computed by dividing net earnings attributable to common stock by the weighted-average common shares outstanding plus the weighted-average potential common shares outstanding during the year. Outstanding common stock options, when dilutive, are included in the weighted-average potential common shares outstanding. Also included in the weighted-average potential common shares outstanding are common shares that would be issued for any premium in excess of the principal amount of our convertible debt. We use the treasury stock method to calculate the dilutive effect of potential common shares outstanding. Unvested restricted stock and unvested restricted stock units that contain non-forfeitable rights to dividends or dividend-equivalents are treated as participating securities, which must be included in the earnings allocation in calculating earnings per share under the two-class method.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, to delay the effective date of SFAS No. 157, Fair Value Measurements, (discussed in Note 2) for nonfinancial assets and nonfinancial liabilities measured at fair value on a nonrecurring basis, such as goodwill. For these items, FSP 157-2 is effective January 1, 2009. We will finalize our assessment of the impact on our consolidated financial statements from our adoption of FSP 157-2 as applicable during 2009.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, issued by the FASB, was effective January 1, 2008. SFAS 159 allows a company to make an irrevocable election to measure eligible financial assets and financial liabilities at fair value that are not otherwise measured at fair value. Unrealized gains and losses for those items are reported in current earnings at each subsequent reporting date. As of December 31, 2008, we have not elected to value any additional assets or liabilities at fair value under the guidance of SFAS 159.

The FASB has issued SFAS No. 141 (revised 2007) (SFAS 141(R)), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141(R) will change the accounting treatment for business combinations and will impact presentation of financial statements on the acquisition date and accounting for acquisitions in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of shareholders’ equity. SFAS 141(R) and SFAS 160 are effective January 1, 2009, and early adoption is not permitted. We will apply the guidelines of SFAS 141(R) to future acquisitions. We do not expect the adoption of SFAS 141(R) and SFAS 160 to have a material impact on our future consolidated financial statements.

The FASB has issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133, which expands the required disclosures about a company’s derivative and hedging activities. SFAS 161 is effective January 1, 2009. We do not expect adoption to have a material impact on the notes to our consolidated financial statements.

The FASB has issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days after the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s amendments to AU 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Our usage of the hierarchical guidance provided by SFAS 162 is not expected to have a material impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

Adoption of Recent Accounting Pronouncements

FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, became effective January 1, 2009 and required retrospective application to prior periods. FSP EITF 03-6-1 clarifies whether instruments granted in share-based payments, such as restricted stock, are participating securities prior to vesting and, therefore, must be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. Under FSP EITF 03-6-1, unvested share-based payments that contain non-forfeitable rights to dividends or dividend-equivalents are treated as participating securities. Our adoption of FSP EITF 03-6-1 had no impact on our consolidated earnings per share in 2008 due to immateriality of our restricted stock awards that have such terms. There were no restricted stock awards outstanding prior to 2008.

FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) became effective January 1, 2009 and required retrospective application to prior financial statements. FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion are not totally debt and requires issuers to bifurcate and separately account for the liability and equity components. In our consolidated financial statements, we adopted FSP APB 14-1 for our 1.30% Convertible Notes and 2.00% Convertible Notes and retrospectively adjusted our consolidated financial statements for all periods presented. The effective interest rate on our 1.30% and 2.00% Convertible Notes increased to 4.80% and 3.86%, respectively, which resulted in the recognition of a $22.6 million and $8.3 million discount, respectively, with the offsetting after-tax impact recorded in additional paid-in capital. The following line items in our consolidated financial statements were affected by the adoption of FSP APB 14-1:

	Twelve months ended December 31, 2008
	As originally
	reported	As adjusted	Change
Interest expense	$16,288	$20,362	$4,074
Earnings before income tax expense	436,312	432,238	(4,074)
Income tax expense	131,544	130,118	(1,426)
Net earnings	304,768	302,120	(2,648)
Basic earnings per share	$2.65	$2.63	$(0.02)
Diluted earnings per share	2.64	2.61	(0.03)

	Twelve months ended December 31, 2007
	As originally
	reported	As adjusted	Change
Interest expense	$10,304	$16,270	$5,966
Earnings before income tax expense	585,870	579,904	(5,966)
Income tax expense	190,441	188,351	(2,090)
Net earnings	395,429	391,553	(3,876)
Basic earnings per share	$3.50	$3.47	$(0.03)
Diluted earnings per share	3.38	3.35	(0.03)

	Twelve months ended December 31, 2006
	As originally
	reported	As adjusted	Change
Interest expense	$11,396	$18,128	$6,732
Earnings before income tax expense	509,834	503,102	(6,732)
Income tax expense	167,549	165,191	(2,358)
Net earnings	342,285	337,911	(4,374)
Basic earnings per share	$3.08	$3.04	$(0.04)
Diluted earnings per share	2.93	2.89	(0.04)

	December 31, 2008
	As originally
	reported	As adjusted	Change
Other assets (debt issuance costs and deferred tax asset)	$153,964	$153,581	$(383)
Notes payable	344,714	343,649	(1,065)
Additional paid-in capital	861,867	881,534	19,667
Retained earnings	1,696,816	1,677,831	(18,985)
Total shareholders’ equity	2,639,341	2,640,023	682

	December 31, 2007
	As originally
	reported	As adjusted	Change
Other assets (debt issuance costs)	$170,314	$170,189	$(125)
Notes payable	324,714	319,471	(5,243)
Accounts payable and accrued liabilities (deferred tax liability)	375,561	377,349	1,788
Additional paid-in capital	831,419	851,086	19,667
Retained earnings	1,445,995	1,429,658	(16,337)
Total shareholders’ equity	2,440,365	2,443,695	3,330

The reduction in retained earnings and the increase in additional paid-in capital resulted from amortization of the implied discount as interest expense through the first contractual put date of the 2.00% Convertible Notes at September 1, 2007 and the 1.30% Convertible Notes at April 1, 2009. The 2.00% Convertible Notes were submitted for conversion during September and October 2007. At December 31, 2008, the 1.30% Convertible Notes had an equity component of $1.1 million and a liability component of $123.6 million, consisting of a principal amount of $124.7 million less a discount of $1.1 million. While the notes are not convertible during the first quarter of 2009, the convertible value of the notes, if converted, at December 31, 2008 was $147.3 million, which exceeds the principal amount by $22.6 million. At December 31, 2007, the 1.30% Convertible Notes had an equity component of $5.2 million and a liability component of $119.5 million, consisting of a principal amount of $124.7 million less a discount of $5.2 million. The contractual interest expense was $1.6 million in 2008, 2007 and 2006. Interest expense resulting from amortization of the implied discount was $4.1 million, $6.0 million and $6.7 million in 2008, 2007 and 2006, respectively. The adoption of FSP APB 14-1 did not impact our past or current consolidated cash flows.

(2)	Fair Value Measurements

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities measured at fair value on a recurring basis (at least annually). SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157 also established a hierarchy that prioritizes the input used to measure fair value into three levels, as described below. Our adoption of SFAS 157 did not impact our current or prior years’ consolidated financial position, results of operations or cash flows.

SFAS 157 applies to all financial instruments that are measured and reported at fair value. SFAS 157 defines fair value as the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarifies SFAS 157 with respect to the fair value measurement of a security when the market for that security is inactive. Our adoption of FSP FAS 157-3 did not impact our consolidated financial position, results of operations or cash flows.

In determining fair value, we generally apply the market approach, which uses prices and other relevant data based on market transactions involving identical or comparable assets and liabilities. The degree of judgment used to measure fair value generally correlates to the type of pricing and other data used as inputs, or assumptions, in the valuation process. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own market assumptions using the best information available to us. Based on the type of inputs used to measure the fair value of our financial instruments, we classify them into the three-level hierarchy established by SFAS 157:

•	Level 1 — Inputs are based on quoted prices in active markets for identical instruments.

•	Level 2 — Inputs are based on observable market data (other than quoted prices), or are derived from or corroborated by observable market data.

•	Level 3 — Inputs are unobservable and not corroborated by market data.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

Our Level 1 investments are primarily U.S. Treasuries listed on stock exchanges. We use quoted prices for identical instruments to measure fair value.

Our Level 2 investments include most of our fixed income securities, which consist of U.S. government agency securities, municipal bonds, certain corporate debt securities, and certain mortgage and asset-backed securities. Our Level 2 instruments also include our interest rate swap agreements, which were reflected as liabilities in our consolidated balance sheet at December 31, 2008. We measure fair value for the majority of our Level 2 investments using quoted prices of securities with similar characteristics. The remaining investments are valued using pricing models or matrix pricing. The fair value measurements consider observable assumptions, including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, default rates, loss severity and other economic measures.

We use independent pricing services to assist us in determining fair value for over 99% of our Level 1 and Level 2 investments. We use data provided by our third party investment managers to value the remaining Level 2 investments. We did not apply the criteria of FSP FAS 157-3, since no markets for our investments were judged to be inactive. To validate quoted and modeled prices, we perform various procedures, including evaluation of the underlying methodologies, analysis of recent sales activity, and analytical review of our fair values against current market prices, other pricing services and historical trends.

Our Level 3 securities include certain fixed income securities and two insurance contracts that we account for as derivatives. Fair value is based on internally developed models that use our assumptions or other data that are not readily observable from objective sources. Because we use the lowest level significant input to determine our hierarchy classifications, a financial instrument may be classified in Level 3 even though there may be significant readily-observable inputs.

We excluded from our SFAS 157 disclosures certain assets, such as alternative investments and certain strategic investments in insurance-related companies, since we account for them using the equity method of accounting and have not elected to measure them at fair value, pursuant to the guidance of SFAS 159. These assets had a recorded value of $63.0 million at December 31, 2008. We also excluded our held to maturity investment portfolio valued at $123.6 million and an investment valued at $4.1 million at December 31, 2008, which are measured at amortized cost and at cost, respectively.

The following table presents our assets and liabilities that were measured at fair value as of December 31, 2008.

	Level 1	Level 2	Level 3	Total

Fixed income securities	$87,678	$4,038,972	$6,515	$4,133,165
Other investments	16	—	—	16
Other assets	—	1,125	16,100	17,225

Total assets measured at fair value	$87,694	$4,040,097	$22,615	$4,150,406

Accounts payable and accrued liabilities	$—	$(8,031)	$—	$(8,031)

Total liabilities measured at fair value	$—	$(8,031)	$—	$(8,031)

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The following table presents the changes in fair value of our Level 3 category during 2008.

	Fixed
	Income	Other	Other
	Securities	Investments	Assets	Total

Balance at January 1, 2008	$7,623	$5,492	$16,804	$29,919
Net redemptions	(242)	(5,261)	—	(5,503)
Losses — realized	—	(299)	—	(299)
Other-than-temporary impairment losses — realized	(2,575)	—	—	(2,575)
Gains and (losses) — unrealized	(566)	68	(704)	(1,202)
Net transfers in/out of Level 3	2,275	—	—	2,275

Balance at December 31, 2008	$6,515	$—	$16,100	$22,615

Unrealized gains and losses on our Level 3 fixed income securities and other investments are reported in other comprehensive income within shareholders’ equity, and unrealized gains and losses on our Level 3 other assets are reported in other operating income.

(3)	Investments

Substantially all of our fixed income securities are investment grade and 97% are rated “A” or better. The cost or amortized cost, gross unrealized gain or loss, and fair value of investments in fixed income securities that are classified as available for sale were as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

December 31, 2008
U.S. government	$196,856	$9,447	$(15)	$206,288
States, municipalities and political subdivisions	1,982,321	40,197	(30,983)	1,991,535
Corporate fixed income securities	517,794	5,308	(11,464)	511,638
Asset-backed and mortgage-backed securities	1,048,647	40,349	(48,130)	1,040,866
Foreign securities	372,921	10,576	(659)	382,838

Total available for sale fixed income securities	$4,118,539	$105,877	$(91,251)	$4,133,165

December 31, 2007
U.S. government	$159,147	$4,445	$(9)	$163,583
States, municipalities and political subdivisions	1,802,417	22,494	(2,630)	1,822,281
Corporate fixed income securities	299,288	2,778	(4,498)	297,568
Asset-backed and mortgage-backed securities	1,001,423	12,692	(4,423)	1,009,692
Foreign securities	379,392	956	(6,767)	373,581

Total available for sale fixed income securities	$3,641,667	$43,365	$(18,327)	$3,666,705

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The amortized cost and fair value of investments in fixed income securities that are classified as held to maturity, all of which had fair value in excess of cost, were as follows:

	Amortized	Fair
	Cost	Value

December 31, 2008
U.S. government	$21,319	$21,823
Foreign securities	102,234	103,738

Total held to maturity fixed income securities	$123,553	$125,561

All fixed income securities were income producing during 2008, except for one security valued at $0.1 million. The following table displays the gross unrealized losses and fair value of all available for sale fixed income securities that were in a continuous unrealized loss position for the periods indicated:

	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

December 31, 2008
U.S. government	$13,240	$(10)	$590	$(5)	$13,830	$(15)
States, municipalities and political subdivisions	584,091	(16,874)	197,425	(14,109)	781,516	(30,983)
Corporate fixed income securities	298,464	(7,217)	18,753	(4,247)	317,217	(11,464)
Asset-backed and mortgage-backed securities	195,690	(22,895)	96,452	(25,235)	292,142	(48,130)
Foreign securities	20,620	(211)	31,994	(448)	52,614	(659)

Total	$1,112,105	$(47,207)	$345,214	$(44,044)	$1,457,319	$(91,251)

December 31, 2007
U.S. government	$671	$(2)	$2,234	$(7)	$2,905	$(9)
States, municipalities and political subdivisions	236,494	(1,535)	149,584	(1,095)	386,078	(2,630)
Corporate fixed income securities	34,577	(2,316)	107,084	(2,182)	141,661	(4,498)
Asset-backed and mortgage-backed securities	89,112	(1,205)	220,651	(3,218)	309,763	(4,423)
Foreign securities	82,971	(861)	217,555	(5,906)	300,526	(6,767)

Total	$443,825	$(5,919)	$697,108	$(12,408)	$1,140,933	$(18,327)

We review our investments for possible impairments and assess whether any impairments are other-than-temporary at each quarter end. The determination that a security has incurred an other-than-temporary decline in value and the amount of any current loss recognition requires management judgment and a continual review of market conditions and our investment portfolio. During 2008, our reviews covered all impaired securities where the loss exceeded $0.5 million and the loss either exceeded 10% of cost or the security had been in a loss position for longer than 12 consecutive months. At December 31, 2008, we had gross unrealized losses on available for sale fixed income securities of $91.3 million (2.2% of aggregate fair value of total fixed income securities) compared to $18.3 million (0.5% of aggregate fair value) at December 31, 2007. Our review in the fourth quarter of 2008 covered 82% of the total unrealized losses in the

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

portfolio. We considered all of the unrealized losses at year-end 2008 and 2007 to be temporary, based on the results of our review. We recognized $11.1 million of other-than-temporary realized losses on our fixed income securities in 2008 and none in 2007 and 2006.

The amortized cost and fair value of our fixed income securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The weighted-average life of our asset-backed and mortgage-backed securities at December 31, 2008 was approximately 2.4 years.

	Available for Sale
	Cost		Held to Maturity
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

Due in 1 year or less	$137,466	$138,021	$87,262	$88,414
Due after 1 year through 5 years	1,130,926	1,152,376	29,937	30,676
Due after 5 years through 10 years	683,961	702,388	6,354	6,471
Due after 10 years through 15 years	487,950	486,262	—	—
Due after 15 years	629,589	613,252	—	—

Securities with fixed maturities	3,069,892	3,092,299	123,553	125,561
Asset-backed and mortgage-backed securities	1,048,647	1,040,866	—	—

Total fixed income securities	$4,118,539	$4,133,165	$123,553	$125,561

At December 31, 2008, our domestic insurance companies had deposited fixed income securities of $51.0 million (amortized cost of $47.3 million) to meet the deposit requirements of various insurance departments. In addition, we had a deposit of fixed income securities of $13.9 million (amortized cost of $12.6 million) at Lloyd’s of London, which serves as security for our participation in two Lloyd’s of London syndicates. There are withdrawal and other restrictions on these deposits, but we direct how the deposits are invested and we earn interest on the funds.

The sources of net investment income were as follows:

	2008	2007	2006

Fixed income securities	$174,710	$150,594	$112,878
Short-term investments	24,173	37,764	30,921
Other investments	(30,191)	23,930	14,178

Total investment income	168,692	212,288	157,977
Investment expense	(3,941)	(5,826)	(5,173)

Net investment income	$164,751	$206,462	$152,804

Realized pretax gains (losses) on the sale of investments, which exclude other-than-temporary impairment losses, were as follows:

	Gains	Losses	Net

Year ended December 31, 2008
Fixed income securities	$12,088	$(20,127)	$(8,039)
Other investments	663	(9,433)	(8,770)

Realized gain (loss)	$12,751	$(29,560)	$(16,809)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

	Gains	Losses	Net

Year ended December 31, 2007
Fixed income securities	$14,728	$(1,266)	$13,462
Other investments	305	(579)	(274)

Realized gain (loss)	$15,033	$(1,845)	$13,188

Year ended December 31, 2006
Fixed income securities	$886	$(1,771)	$(885)
Other investments	93	(49)	44

Realized gain (loss)	$979	$(1,820)	$(841)

Since 2005, we used certain available for sale fixed income securities, denominated in British pound sterling, to economically hedge foreign currency exposure on certain insurance reserves and other liabilities, denominated in the same currency. We incorrectly recorded the unrealized exchange rate fluctuations on these securities through earnings as an offset to the opposite fluctuations in the liabilities they hedged, rather than through other comprehensive income within shareholders’ equity. In 2007, to correct our accounting, we reversed $13.4 million of cumulative unrealized exchange rate gains. We recorded this reversal as a charge to our gain or loss from currency conversion account, with an offsetting credit to other comprehensive income. We reported our net loss from currency conversion, which included this $13.4 million charge, as a component of other operating expense in the consolidated statements of earnings. In 2007, we sold these available for sale securities and realized the $13.4 million of embedded cumulative currency conversion gains. This gain was included in the net realized investment gain (loss) line of our consolidated statements of earnings. The offsetting effect of these transactions had no impact on our 2007 consolidated net earnings. Our gain (loss) from currency conversion, excluding the $13.4 million charge, was $1.9 million, ($1.8) million and zero in 2008, 2007 and 2006, respectively.

Unrealized pretax net gains (losses) on investments during each year were as follows:

	2008	2007	2006

Available for sale fixed income securities	$(10,412)	$26,663	$6,890
Strategic and other investments	(7,050)	(22,244)	(5,063)

Net unrealized investment gains (losses)	$(17,462)	$4,419	$1,827

(4)	Acquisitions and Goodwill

Acquisitions

During the past three years, we completed ten business acquisitions, ranging between $4.1 million and $140.0 million. We acquired these businesses to grow existing lines of business, such as medical stop-loss and surety, and to diversify into new specialty lines of business, such as medical excess, short-term medical and public entity insurance. Our largest acquisition in 2008 was MultiNational Underwriters, LLC for $42.7 million. The results of operations of the acquired businesses were included in our consolidated financial statements

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

beginning on the effective date of each transaction. The following table provides aggregate information on these acquisitions (in millions):

		Total Cash	Goodwill
		Consideration Paid	Recognized through
	Number of	through December 31,	December 31,	Tax Deductible
	Acquisitions	2008	2008	Goodwill

2008	Five	$72.6	$62.6	$51.4
2007	Two	16.3	4.8	—
2006	Three	163.5	158.3	136.2

The business combinations were recorded using the purchase method of accounting under SFAS No. 141, Business Combinations. We valued all identifiable assets and liabilities at fair value and allocated any remaining consideration to goodwill in our purchase price allocations. The majority of the goodwill related to the value of unique synergies derived from our $140.0 million acquisition of the Health Products Division in 2006 and the value of the assembled workforce, which is subsumed into goodwill in accordance with SFAS 141, for the Health Products Division and certain of the other acquisitions. We adopted SFAS 141(R) on January 1, 2009. Any future adjustments to finalize our pre-2009 purchase price allocations, other than for tax-related items, will be recorded as an adjustment to goodwill, in accordance with SFAS 141. All tax-related items will be recorded through earnings in the period when the adjustment is determined, in accordance with SFAS 141(R).

Our acquisition of MultiNational Underwriters, LLC includes a possible additional earnout depending upon achievement of certain underwriting profit levels. At December 31, 2008, we accrued $4.2 million for this earnout, with an offsetting increase to goodwill, which will be paid in 2009. Our prior acquisition of HCC Global Financial Products, LLC on October 1, 2002 for $6.9 million of initial consideration includes a contingency for future earnout payments, as defined in the purchase agreement, as amended. The earnout is based on HCC Global’s pretax earnings from the acquisition date through September 30, 2007. Pretax earnings include underwriting results on longer-duration business until all future losses are paid. When the conditions for accrual have been satisfied under the purchase agreement, we record a liability to the former owners with an offsetting increase to goodwill. At December 31, 2008, unpaid accrued earnout totaled $20.2 million, of which $18.8 million will be paid in 2009. The total earnout and the related goodwill recognized from the acquisition date through December 31, 2008 was $187.5 million.

On February 28, 2009, we acquired Surety Company of the Pacific, which writes license and permit bonds for California contractors. We will record this business combination in accordance with SFAS 141(R).

Goodwill

When we complete a business combination, goodwill is either allocated to the acquired business or, if there are synergies with our other businesses, allocated to the different reporting units based on their respective share of the estimated future cash flows. During 2008, we transferred $27.3 million of goodwill from our agency segment to our insurance company segment, based on a reorganization that shifted cash flows from a reporting unit in our agency segment to reporting units in our insurance company segment. In 2007, we

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

transferred $3.3 million of goodwill associated with a strategic investment to the carrying cost of that investment. The changes in goodwill were as follows:

	Insurance		Other
	Company	Agency	Operations	Corporate	Total

Balance at December 31, 2006	$532,820	$206,534	$—	$3,323	$742,677
Additions:
Acquisitions	3,503	—	—	—	3,503
Earnouts	27,984	5,205	—	—	33,189
Transfer and other	(323)	—	323	(3,323)	(3,323)

Balance at December 31, 2007	563,984	211,739	323	—	776,046
Additions:
Acquisitions	36,207	22,243	—	—	58,450
Earnouts	20,225	5,336	—	—	25,561
Transfer and other	26,111	(27,319)	—	—	(1,208)

Balance at December 31, 2008	$646,527	$211,999	$323	$—	$858,849

(5)	Reinsurance

In the normal course of business, our insurance companies cede a portion of their premium to domestic and foreign reinsurers through treaty and facultative reinsurance agreements. Although ceding for reinsurance purposes does not discharge the direct insurer from liability to its policyholder, our insurance companies participate in such agreements in order to limit their loss exposure, protect them against catastrophic loss and diversify their business. The following table presents the effect of such reinsurance transactions on our premium and loss and loss adjustment expense.

			Loss and Loss
	Written	Earned	Adjustment
	Premium	Premium	Expense

Year ended December 31, 2008
Direct business	$2,156,613	$2,091,212	$1,327,932
Reinsurance assumed	342,150	363,389	307,562
Reinsurance ceded	(438,145)	(446,827)	(423,621)

Net amounts	$2,060,618	$2,007,774	$1,211,873

Year ended December 31, 2007
Direct business	$2,000,552	$2,001,329	$1,119,384
Reinsurance assumed	450,627	433,951	233,026
Reinsurance ceded	(465,570)	(450,194)	(168,463)

Net amounts	$1,985,609	$1,985,086	$1,183,947

Year ended December 31, 2006
Direct business	$1,867,908	$1,790,636	$990,800
Reinsurance assumed	367,740	357,799	228,038
Reinsurance ceded	(423,096)	(439,246)	(206,982)

Net amounts	$1,812,552	$1,709,189	$1,011,856

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

Ceding commissions that are netted with policy acquisition costs in the consolidated statements of earnings were $47.8 million in 2008, $45.8 million in 2007 and $45.8 million in 2006.

The table below shows the components of reinsurance recoverables reported in our consolidated balance sheets.

	2008	2007

Reinsurance recoverable on paid losses	$64,419	$80,915
Reinsurance recoverable on outstanding losses	535,563	458,190
Reinsurance recoverable on incurred but not reported losses	463,396	426,090
Reserve for uncollectible reinsurance	(8,428)	(8,530)

Total reinsurance recoverables	$1,054,950	$956,665

Reinsurers not authorized by the respective states of domicile of our U.S. domiciled insurance companies are required to collateralize reinsurance obligations due to us. The table below shows the amounts of letters of credit and cash deposits held by us as collateral, plus other credits available for potential offset at December 31, 2008 and 2007.

	2008	2007

Payables to reinsurers	$252,198	$246,745
Letters of credit	184,314	188,400
Cash deposits	110,153	114,549

Total credits	$546,665	$549,694

The tables below present the calculation of net reserves, net unearned premium and net deferred policy acquisition costs at December 31, 2008 and 2007.

	2008	2007

Loss and loss adjustment expense payable	$3,415,230	$3,227,080
Reinsurance recoverable on outstanding losses	(535,563)	(458,190)
Reinsurance recoverable on incurred but not reported losses	(463,396)	(426,090)

Net reserves	$2,416,271	$2,342,800

Unearned premium	$977,426	$943,946
Ceded unearned premium	(234,375)	(244,684)

Net unearned premium	$743,051	$699,262

Deferred policy acquisition costs	$188,652	$192,773
Deferred ceding commissions	(63,123)	(68,968)

Net deferred policy acquisition costs	$125,529	$123,805

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

In order to reduce our exposure to reinsurance credit risk, we evaluate the financial condition of our reinsurers and place our reinsurance with a diverse group of companies and syndicates, which we believe to be financially sound. The following table shows reinsurance balances with our reinsurers that had a net recoverable balance greater than $25.0 million at December 31, 2008 and 2007. The total recoverables column includes paid losses recoverable, outstanding losses recoverable, incurred but not reported losses recoverable, and ceded unearned premium. The total credits column includes letters of credit, cash deposits and other payables.

			Total	Total	Net
Reinsurer	Rating	Location	Recoverables	Credits	Recoverables

December 31, 2008
Hannover Rueckversicherungs AG	A	Germany	$98,037	$20,090	$77,947
Transatlantic Reinsurance Company	A	New York	88,549	21,122	67,427
Swiss Reinsurance America Corporation	A+	New York	56,377	6,827	49,550
Harco National Insurance Company	A−	Illinois	48,201	354	47,847
ACE Property & Casualty Insurance Co.	A+	Pennsylvania	50,927	3,521	47,406
Arch Reinsurance Company	A	Bermuda	42,354	4,919	37,435

December 31, 2007
Hannover Rueckversicherungs AG	A	Germany	$97,224	$26,195	$71,029
Swiss Reinsurance America Corporation	A+	New York	61,147	3,133	58,014
Harco National Insurance Company	A−	Illinois	57,679	4,259	53,420
Arch Reinsurance Company	A	Bermuda	45,283	2,816	42,467
ACE Property & Casualty Insurance Co.	A+	Pennsylvania	45,450	6,385	39,065
Transatlantic Reinsurance Company	A+	New York	44,175	9,061	35,114
Everest Reinsurance Company	A+	Delaware	27,674	70	27,604
Lloyd’s Syndicate Number 2791	A	United Kingdom	28,518	1,990	26,528

The companies’ ratings are the latest published by A.M. Best Company, Inc. Lloyd’s of London is an insurance and reinsurance marketplace composed of many independent underwriting syndicates financially supported by a central trust fund. Lloyd’s of London is rated “A” by A.M. Best Company, Inc.

We have a reserve of $8.4 million at December 31, 2008 for potential collectibility issues related to reinsurance recoverables, including disputed amounts and associated expenses. While we believe the reserve is adequate based on information currently available, market conditions may change or additional information might be obtained that may require us to change the reserve in the future. We periodically review our financial exposure to the reinsurance market and the level of our reserve and continue to take actions in an attempt to mitigate our exposure to possible loss.

HCC Life Insurance Company previously sold its entire block of individual life insurance and annuity business to Swiss Re Life & Health America, Inc. (rated “A+” by A.M. Best Company, Inc.) in the form of an indemnity reinsurance contract. Ceded life and annuity benefits amounted to $64.2 million and $66.2 million at December 31, 2008 and 2007, respectively.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

(6)	Liability for Unpaid Loss and Loss Adjustment Expense

The following table provides a reconciliation of the liability for unpaid loss and loss adjustment expense payable.

	2008	2007	2006

Reserves for loss and loss adjustment expense payable at beginning of year	$3,227,080	$3,097,051	$2,813,720
Less reinsurance recoverables on reserves	884,280	988,090	1,280,287

Net reserves at beginning of year	2,342,800	2,108,961	1,533,433
Net reserve addition from acquired businesses	29,053	742	146,811
Foreign currency adjustment	(82,677)	27,304	36,957
Incurred loss and loss adjustment expense:
Provision for loss and loss adjustment expense for claims occurring in current year	1,294,244	1,210,344	1,018,382
Decrease in estimated loss and loss adjustment expense for claims occurring in prior years	(82,371)	(26,397)	(6,526)

Incurred loss and loss adjustment expense	1,211,873	1,183,947	1,011,856

Loss and loss adjustment expense payments for claims occurring during:
Current year	397,103	422,058	397,760
Prior years	687,675	556,096	222,336

Loss and loss adjustment expense payments	1,084,778	978,154	620,096

Net reserves at end of year	2,416,271	2,342,800	2,108,961
Plus reinsurance recoverables on reserves	998,959	884,280	988,090

Reserves for loss and loss adjustment expense at end of year	$3,415,230	$3,227,080	$3,097,051

Our net loss and loss adjustment expense was reduced by redundant reserve development relating to prior years’ losses of $82.4 million in 2008, $26.4 million in 2007 and $6.5 million in 2006. The redundant development for 2008 resulted primarily from the re-estimation of our net exposure in our diversified financial products line of business (principally related to our directors’ and officers’ liability product) on the 2005 and prior underwriting years, our London market account for the 2005 and prior accident years, and an assumed quota share program reported in our other specialty lines for the 2005 and prior accident years. We increased certain ultimate loss ratios in accident year 2008 due to increased claims activity, primarily from financial institutions. The largest portion of this increase was in our directors’ and officers’ liability business, primarily for policies written in 2007 and 2008. The redundant development for 2007 related primarily to reserve reductions in our diversified financial products line of business from the 2003 and 2004 underwriting years. The redundant development for 2006 related to reductions in our 2005 hurricane and aviation reserves, mostly offset by a $20.2 million commutation charge on certain assumed run-off accident and health business reported in our discontinued lines.

We write directors’ and officers’ liability, professional indemnity and fiduciary liability coverage for public and private companies and not-for-profit organizations and continue to closely monitor our exposure to subprime and credit market related issues. We also write trade credit business and provide coverage for certain financial institutions, which have potential exposure to shareholder lawsuits as a result of the current economic

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

environment. Based on our present knowledge, we believe our ultimate losses from these coverages will be contained within our current overall loss reserves for this business.

We have no material exposure to asbestos claims or environmental pollution losses. Our largest insurance company subsidiary began writing business in 1981, and its policies normally contain pollution exclusion clauses that limit pollution coverage to “sudden and accidental” losses only, thus excluding intentional dumping and seepage claims. Policies issued by our other insurance company subsidiaries do not have significant environmental exposure because of the types of risks covered.

(7)	Notes Payable

Notes payable at December 31, 2008 and 2007 are shown in the table below. The estimated fair value of our Convertible Notes ($149.8 million and $162.4 million at December 31, 2008 and 2007, respectively) is based on quoted market prices. The estimated fair value of our Revolving Loan Facility is based on current borrowing rates offered to us and approximates the carrying value at both balance sheet dates.

	2008	2007
	(as adjusted)	(as adjusted)

1.30% Convertible Notes	$123,649	$119,471
$575.0 million Revolving Loan Facility	220,000	200,000

Total notes payable	$343,649	$319,471

Convertible Notes

Our 1.30% Convertible Notes are due in 2023. We pay interest semi-annually on April 1 and October 1. Each one thousand dollar principal amount of notes is convertible into 44.1501 shares of our common stock, which represents an initial conversion price of $22.65 per share. The initial conversion price is subject to standard anti-dilution provisions designed to maintain the value of the conversion option in the event we take certain actions with respect to our common stock, such as stock splits, reverse stock splits, stock dividends and extraordinary dividends, that affect all of the holders of our common stock equally and that could have a dilutive effect on the value of the conversion rights of the holders of the notes or that confer a benefit upon our current shareholders not otherwise available to the Convertible Notes. Holders may surrender notes for conversion if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of that quarter is more than 130% ($29.45 per share) of the conversion price per share of our common stock. This condition was not met at December 31, 2008. We must settle any conversions by paying cash for the principal amount of the notes and issuing our common stock for the value of the conversion premium. We can redeem the notes for cash at any time on or after April 4, 2009. Holders may require us to repurchase the notes on April 1, 2009, 2014 or 2019, or if a change in control of HCC Insurance Holdings, Inc. occurs on or before April 1, 2009. The repurchase price to settle any such put or change in control provisions will equal the principal amount of the notes plus accrued and unpaid interest and will be paid in cash.

Revolving Loan Facility

Our $575.0 million Revolving Loan Facility allows us to borrow up to the maximum allowed by the facility on a revolving basis until the facility expires on December 19, 2011. The interest rate is 30-day LIBOR plus a margin of 15 to 50 basis points, depending on our debt rating. At December 31, 2008, the contractual interest rate on the outstanding balance was 30-day LIBOR plus 25 basis points (0.69%), but the effective interest rate on $200.0 million of the facility was 4.60% due to the fixed interest rate swaps discussed below. The facility is collateralized by guarantees entered into by our domestic underwriting agencies. The

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

facility agreement contains two restrictive financial covenants, with which we were in compliance at December 31, 2008. Our debt to capital ratio, including the Standby Letter of Credit Facility discussed below, cannot exceed 35% and our combined ratio, calculated under statutory accounting principles on a trailing four-quarter average, cannot be greater than 105%. At December 31, 2008, our actual ratios under these covenants were 13.9% and 85.2%, respectively.

In 2007, we entered into three interest rate swap agreements to exchange 30-day LIBOR (0.44% at December 31, 2008) for a 4.60% fixed rate on $200.0 million of our Revolving Loan Facility. The swaps qualify for cash flow hedge accounting treatment. The three swaps expire in November 2009. As of December 31, 2008, we had entered into two additional swaps for $105.0 million, which will begin when the original swaps expire in November 2009 and will expire in November 2010. The fixed rate on the new swaps is 2.94%. All of our swaps were in a total unrealized loss position of $8.0 million at December 31, 2008.

Standby Letter of Credit Facility

We have an $82.0 million Standby Letter of Credit Facility that is used to guarantee our performance in two Lloyd’s of London syndicates. Letters of credit issued under the Standby Letter of Credit Facility are unsecured commitments of HCC Insurance Holdings, Inc. The Standby Letter of Credit Facility contains the same two restrictive financial covenants similar as our Revolving Loan Facility, with which we were in compliance at December 31, 2008.

Subsidiary Lines of Credit

At December 31, 2008, certain of our subsidiaries maintained revolving lines of credit with banks in the combined maximum amount of $50.1 million available through November 30, 2009. Advances under the lines of credit are limited to amounts required to fund draws, if any, on letters of credit issued by the bank on behalf of the subsidiaries and short-term direct cash advances. The lines of credit are collateralized by securities having an aggregate market value of up to $62.8 million, the actual amount of collateral at any one time being 125% of the aggregate amount outstanding. Interest on the lines is payable at the bank’s prime rate of interest (3.25% at December 31, 2008) for draws on the letters of credit and either prime or prime less 1% on short-term cash advances. At December 31, 2008, letters of credit totaling $20.1 million had been issued to insurance companies by the bank on behalf of our subsidiaries, with total securities of $25.2 million collateralizing the lines.

(8)	Income Taxes

At December 31, 2008 and 2007, we had current income taxes payable (receivable) of $(1.2) million and $17.3 million, respectively, included in accounts payable and accrued liabilities in the consolidated balance sheets.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The following table summarizes the differences between our effective tax rate for financial statement purposes and the Federal statutory rate:

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Statutory tax rate	35%	35%	35%

Federal tax at statutory rate	$151,283	$202,966	$176,086
Nontaxable municipal bond interest and dividends received deduction	(22,614)	(18,215)	(15,291)
Non-deductible expenses	456	1,233	781
State income taxes, net of federal tax benefit	1,553	3,855	3,820
Foreign income taxes	31,036	37,406	22,548
Foreign tax credit	(30,868)	(37,396)	(22,405)
Uncertain tax positions (net of federal tax benefit on state positions of $303 in 2008 and $232 in 2007)	(1,647)	(1,561)	—
Other, net	919	63	(348)

Income tax expense	$130,118	$188,351	$165,191

Effective tax rate	30.1%	32.5%	32.8%

The components of income tax expense were as follows:

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Federal current	$107,193	$113,950	$128,167
Federal deferred	(8,550)	32,858	8,599

Total federal	98,643	146,808	136,766

State current	2,948	2,795	3,842
State deferred	(559)	3,135	2,035

Total state	2,389	5,930	5,877

Foreign current	30,556	38,043	24,665
Foreign deferred	480	(637)	(2,117)

Total foreign	31,036	37,406	22,548

Uncertain tax positions	(1,950)	(1,793)	—

Income tax expense	$130,118	$188,351	$165,191

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The net deferred tax asset (liability) is included in other assets or accounts payable and accrued liabilities, respectively, in our consolidated balance sheets. The composition of deferred tax assets and liabilities at December 31, 2008 and 2007 was as follows:

	2008	2007
	(as adjusted)	(as adjusted)

Excess of financial unearned premium over tax	$18,705	$24,801
Discounting of loss reserves, net of salvage and subrogation	60,758	58,591
Excess of financial accrued expenses over tax	15,187	8,896
Allowance for bad debts, not deductible for tax	10,172	12,156
Stock-based compensation under SFAS 123(R) in excess of deduction for tax	9,457	6,716
Federal tax net operating loss carryforwards	214	650
State tax net operating loss carryforwards	3,053	2,996
Federal benefit of state uncertain tax positions	352	655
Valuation allowance	(4,698)	(6,521)

Total deferred tax assets	113,200	108,940

Unrealized gain on increase in value of securities	13,811	22,340
Deferred policy acquisition costs, net of ceding commissions, deductible for tax	21,073	23,025
Amortizable goodwill for tax	50,184	37,281
Book basis in net assets of foreign subsidiaries in excess of tax	10,499	15,148
Property and equipment depreciation and other items	2,999	12,154

Total deferred tax liabilities	98,566	109,948

Net deferred tax asset (liability)	$14,634	$(1,008)

Changes in the valuation allowance account applicable to deferred tax assets result primarily from the acquisition and expiration of net operating losses and other tax attributes related to acquired businesses. Changes in the valuation allowance were as follows:

	2008	2007	2006

Balance at beginning of year	$6,521	$7,822	$10,293
State tax rates	(1,603)	—	—
Acquisitions	(1,108)	—	—
Net operating loss carryforwards	892	(1,240)	(1,746)
Other	(4)	(61)	(725)

Balance at end of year	$4,698	$6,521	$7,822

At December 31, 2008, we had Federal, state and foreign tax net operating loss carryforwards of approximately $0.6 million, $41.8 million and $2.1 million, respectively, which will expire in varying amounts through 2028. Future use of certain carryforwards is subject to statutory limitations due to prior changes of ownership. We have recorded valuation allowances of $2.7 million and $0.9 million against our state and foreign loss carryforwards, respectively. Based on our history of taxable income in our domestic insurance and other operations and our projections of future taxable income in our domestic and foreign insurance operations, we believe it is more likely than not that the deferred tax assets related to our loss carryforwards, for which there are no valuation allowances, will be realized.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

At December 31, 2008 and 2007, we had recorded tax liabilities for unrecognized gross tax benefits related to uncertain tax positions under FIN 48 of $5.0 million and $7.6 million, respectively. Of the total amount of our unrecognized tax benefits at December 31, 2008, $4.8 million would reduce our annual effective tax rate if the uncertain tax benefits were recognized as a reduction of income tax expense currently. At December 31, 2008, it is reasonably possible that liabilities for unrecognized tax benefits could decrease $1.5 million (including $0.3 million in interest) in the next twelve months, due to the expiration of statutes of limitation. A reconciliation of our liability for unrecognized gross tax benefits was as follows:

	2008	2007

Balance at beginning of year	$7,622	$9,869
Gross increases:
Tax positions of current year	597	953
Tax positions of prior years	188	248
Acquisitions	—	72
Gross decreases:
Statute expirations	(352)	(1,468)
Settlements	(2,383)	(1,327)
Tax positions of prior years	(670)	(305)
Acquisitions	—	(183)
Other	—	(237)

Balance at end of year	$5,002	$7,622

We report any potential net interest income and expense and penalties related to changes in our uncertain tax positions in our consolidated statement of earnings as interest expense and other operating expense, respectively. We recognized a net $0.2 million of interest income in 2008 and $0.4 million in 2007 and no penalties in either year. At December 31, 2008, we had $0.8 million and $0.2 million accrued for interest expense and penalties, respectively.

We file income tax returns in the U.S. Federal jurisdiction, and various states and foreign jurisdictions. With a few exceptions, we are no longer subject to U.S. Federal, state and local, or foreign income tax examinations by tax authorities for years before 2003. In 2008, the Internal Revenue Service concluded an examination of our 2004 and 2005 U.S. Federal income tax returns. The results of this examination did not have a material effect on our consolidated financial position, results of operations or cash flows.

(9)	Shareholders’ Equity

Treasury Stock

On June 20, 2008, our Board of Directors approved the repurchase of up to $100.0 million of our common stock, as part of our philosophy of building long-term shareholder value. The share repurchase plan authorizes repurchases to be made in the open market or in privately negotiated transactions from time-to-time. Repurchases under the plan will be subject to market and business conditions, as well as the level of cash generated from our operations, cash required for acquisitions, debt covenant compliance, trading price of our stock being at or below book value, and other relevant factors. The repurchase plan does not obligate us to purchase any particular number of shares and may be suspended or discontinued at any time at our discretion. In 2008, we repurchased 3.0 million shares of our common stock in the open market for a total cost of $63.3 million and a weighted-average cost of $21.02 per share.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

Other Comprehensive Income

The components of accumulated other comprehensive income in our consolidated balance sheets were as follows:

				Accumulated
	Unrealized	Cash Flow	Foreign	Other
	Investment	Hedge	Currency	Comprehensive
	Gains	Loss	Translation	Income

Balance at December 31, 2005	$16,919	$—	$2,155	$19,074
Net change for year	1,099	—	13,799	14,898

Balance at December 31, 2006	18,018	—	15,954	33,972
Net change for year	3,114	(1,617)	12,413	13,910

Balance at December 31, 2007	21,132	(1,617)	28,367	47,882
Net change for year	(9,417)	(3,603)	(7,326)	(20,346)

Balance at December 31, 2008	$11,715	$(5,220)	$21,041	$27,536

Reimbursement

In 2006, certain executives agreed to reimburse us for contractual obligations related to our stock option investigation. We recorded a $6.1 million receivable related to these contractual reimbursements and a corresponding $4.0 million increase to additional paid-in capital, net of $2.1 million of taxes payable on these reimbursements, in 2006. The receivable was collected in 2007.

Dividends

U.S. insurance companies are limited to the amount of dividends they can pay to their parent by the laws of their state of domicile. The maximum dividends that our direct domestic subsidiaries can pay in 2009 without special permission is $199.2 million.

(10)	Earnings Per Share

The following table details the numerator and denominator used in the earnings per share calculations.

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Net earnings	$302,120	$391,553	$337,911
Less: Net earnings attributable to unvested restricted stock and restricted stock units	(498)	—	—

Net earnings available to common stock	$301,622	$391,553	$337,911

Weighted-average common shares outstanding	114,848	112,873	111,309
Dilutive effect of outstanding options (determined using treasury stock method)	333	760	1,177
Dilutive effect of convertible debt (determined using treasury stock method)	282	3,364	4,250

Weighted-average common shares and potential common shares outstanding	115,463	116,997	116,736

Anti-dilutive stock options not included in treasury stock method computation	6,080	4,714	1,588

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

(11)	Stock-Based Compensation

Our stock-based compensation plan, the 2008 Flexible Incentive Plan, is administered by the Compensation Committee of the Board of Directors. We currently have stock options, restricted stock awards and restricted stock units outstanding under this plan. Each option granted under the plan may be used to purchase one share of our common stock. Outstanding options vest over a period of up to seven years, which is the requisite service period, and expire four to eight years after the grant date. Each restricted stock award and unit entitles the recipient to one share or equivalent unit of our common stock. Outstanding restricted stock awards and units vest over a period of up to four years, which is the requisite service period.

The consolidated statements of earnings reflect stock-based compensation expense of $13.7 million, $12.0 million and $13.1 million in 2008, 2007 and 2006, respectively, after the effect of the deferral and amortization of policy acquisition costs related to stock-based compensation for our underwriters. The total tax benefit recognized in earnings from stock-based compensation arrangements was $4.4 million, $4.2 million and $3.7 million, in 2008, 2007 and 2006, respectively. At December 31, 2008, there was approximately $31.8 million of total unrecognized compensation expense related to unvested options and restricted stock awards and units that is expected to be recognized over a weighted-average period of 2.8 years. In 2009, we expect to recognize $13.2 million of expense, including the amortization of deferred policy acquisition costs, for all stock-based awards currently outstanding. At December 31, 2008, 13.1 million shares of our common stock were authorized and reserved for the exercise of options and release of restricted stock grants, of which 8.4 million shares were reserved for awards previously granted and 4.7 million shares were reserved for future issuance.

Common Stock Grants to Directors

In 2008 and 2007, we granted fully-vested common stock valued at $80,000 to each non-management director as part of their annual compensation for serving on our Board of Directors. The number of shares granted to each director was based on our closing stock price on the grant date, which was either the day of the Annual Meeting of Shareholders or the day the director joined the Board, if later.

Stock Options

The table below shows the weighted-average fair value of options granted and the related weighted-average assumptions used in the Black-Scholes model, which we use to determine the fair value of an option on its grant date. The risk-free interest rate is based on the U.S. Treasury rate that most closely approximates each option’s expected term. We based our expected volatility on the historical volatility of our stock over a period matching each option’s expected term. Our dividend yield is based on an average of our historical dividend payments divided by the stock price. We used historical exercise patterns by grant type to estimate the expected option life.

	2008	2007	2006

Fair value of options granted	$4.15	$6.59	$7.20
Risk free interest rate	2.6%	4.4%	4.7%
Expected volatility	24.9%	21.0%	22.0%
Expected dividend yield	1.9%	1.3%	1.1%
Expected option life	3.8 years	4.3 years	3.8 years

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The following table details our stock option activity during 2008.

		Weighted-	Weighted-
		Average	Average	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Shares	Price	Life	Value

Outstanding, beginning of year	8,565	$25.79
Granted	938	22.20
Exercised	(1,012)	16.73
Forfeited and expired	(242)	28.52

Outstanding, end of year	8,249	26.41	3.1 years	$19,171

Vested or expected to vest, end of year	7,725	26.33	3.1 years	18,365

Exercisable, end of year	3,648	25.19	2.3 years	11,516

The aggregate intrinsic value (the amount by which the fair value of the underlying stock exceeds the exercise price) of options exercised during 2008, 2007 and 2006 was $7.2 million, $12.5 million and $13.8 million, respectively.

Exercise of options during 2008, 2007 and 2006 resulted in cash receipts of $16.9 million, $21.1 million and $15.6 million, respectively. We generally recognize a tax benefit when our employees exercise options. We recorded a benefit of $1.3 million, $3.4 million and $3.4 million as financing cash flow in our consolidated statements of cash flows in 2008, 2007 and 2006, respectively.

Restricted Stock

We measure the fair value of our restricted stock awards and units based on the closing price of our common stock on the grant date. All outstanding restricted stock awards and units earn dividends or dividend equivalent units during the vesting period. The following table details the 2008 activity for our restricted stock awards and units.

			Weighted-
	Number	Weighted-Average	Average	Aggregate
	of	Grant Date	Contractual	Intrinsic
	Shares	Fair Value	Life	Value

Restricted Stock Awards
Outstanding, beginning of year	—
Awarded	344	$23.48

Outstanding, end of year	344	23.48	3.6 years	$9,202

Expected to vest, end of year	275	23.48	3.6 years	7,362

Restricted Stock Units
Outstanding, beginning of year	—
Awarded	133	$23.74

Outstanding, end of year	133	23.74	3.7 years	$3,556

Expected to vest, end of year	107	23.74	3.7 years	2,853

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

(12)	Segment and Geographic Data

We classify our activities into the following three operating business segments based on services provided: 1) insurance company, 2) agency and 3) other operations. See Note 1 for a description of the principal subsidiaries included in and the services provided by our insurance company and agency segments. Our other operations segment includes insurance-related investments, which we make periodically, and our trading portfolio, which we liquidated in 2008. Corporate includes general corporate operations and those minor operations not included in a segment. Inter-segment revenue consists primarily of fee and commission income of our agency segment charged to our insurance company segment. Inter-segment pricing (either flat rate fees or as a percentage of premium) approximates what is charged to unrelated parties for similar services.

The performance of each segment is evaluated by our management based on net earnings. Net earnings is calculated, and tax after corporate expense allocations, interest expense on debt incurred for acquired companies, intercompany eliminations have been charged or credited to our individual segments. All stock-based compensation is included in the corporate segment because it is not included in management’s evaluation of the other segments. All contractual and discretionary bonuses are expensed in the respective employee’s segment in the year the bonuses are earned. Any such bonuses that will be paid by restricted stock awards, which will be granted by the Compensation Committee in the following year, are reversed on the corporate segment, which will record the appropriate stock-based compensation expense as the awards vest in future years.

No one customer comprised 10% or more of our consolidated revenues in 2008.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The following tables show information by business segment and geographic location. Geographic location is determined by physical location of our offices and does not represent the location of insureds or reinsureds from whom the business was generated.

	Insurance		Other
	Company	Agency	Operations	Corporate	Total
				(as adjusted)	(as adjusted)

Year ended December 31, 2008
Revenue:
Domestic	$1,805,989	$51,020	$6,017	$808	$1,863,834
Foreign	383,476	32,113	—	—	415,589
Inter-segment	—	105,311	1,309	—	106,620

Total segment revenue	$2,189,465	$188,444	$7,326	$808	2,386,043

Inter-segment eliminations					(106,620)

Consolidated total revenue					$2,279,423

Net earnings (loss):
Domestic	$236,939	$24,307	$2,178	$(24,500)	$238,924
Foreign	64,782	4,062	—	—	68,844

Total segment net earnings (loss)	$301,721	$28,369	$2,178	$(24,500)	307,768

Inter-segment eliminations					(5,648)

Consolidated net earnings					$302,120

Other items:
Net investment income	$159,452	$4,529	$55	$715	$164,751
Depreciation and amortization	4,711	6,719	119	2,759	14,308
Interest expense (benefit)	1,174	15,590	(103)	3,701	20,362
Capital expenditures	2,652	6,978	127	2,903	12,660

Income tax expense (benefit)	$123,000	$17,664	$(310)	$(6,572)	$133,782
Inter-segment eliminations					(3,664)

Consolidated income tax expense					$130,118

For 2008, earnings before income taxes were $330.1 million for our domestic subsidiaries and $102.1 million for our foreign subsidiaries and branches.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

	Insurance		Other
	Company	Agency	Operations	Corporate	Total
				(as adjusted)	(as adjusted)

Year ended December 31, 2007
Revenue:
Domestic	$1,849,620	$62,246	$38,904	$4,553	$1,955,323
Foreign	395,495	37,555	—	—	433,050
Inter-segment	—	78,836	—	—	78,836

Total segment revenue	$2,245,115	$178,637	$38,904	$4,553	2,467,209

Inter-segment eliminations					(78,836)

Consolidated total revenue					$2,388,373

Net earnings (loss):
Domestic	$277,331	$29,043	$22,801	$(24,044)	$305,131
Foreign	80,502	4,810	—	—	85,312

Total segment net earnings (loss)	$357,833	$33,853	$22,801	$(24,044)	390,443

Inter-segment eliminations					1,110

Consolidated net earnings					$391,553

Other items:
Net investment income	$192,486	$9,520	$2,498	$1,958	$206,462
Depreciation and amortization	4,921	8,030	219	2,812	15,982
Interest expense (benefit)	1,579	11,606	(51)	3,136	16,270
Capital expenditures	5,462	3,416	412	2,780	12,070

Income tax expense (benefit)	$162,058	$25,853	$13,211	$(13,621)	$187,501
Inter-segment eliminations					850

Consolidated income tax expense					$188,351

For 2007, earnings before income taxes were $447.2 million for our domestic subsidiaries and $132.7 million for our foreign subsidiaries and branches.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

	Insurance		Other
	Company	Agency	Operations	Corporate	Total
				(as adjusted)	(as adjusted)

Year ended December 31, 2006
Revenue:
Domestic	$1,536,675	$65,866	$75,077	$6,198	$1,683,816
Foreign	357,092	34,387	—	—	391,479
Inter-segment	25	79,795	—	—	79,820

Total segment revenue	$1,893,792	$180,048	$75,077	$6,198	2,155,115

Inter-segment eliminations					(79,820)

Consolidated total revenue					$2,075,295

Net earnings (loss):
Domestic	$205,024	$32,281	$48,844	$(25,274)	$260,875
Foreign	66,991	10,038	—	—	77,029

Total segment net earnings (loss)	$272,015	$42,319	$48,844	$(25,274)	337,904

Inter-segment eliminations					7

Consolidated net earnings					$337,911

Other items:
Net investment income	$137,896	$9,484	$2,610	$2,814	$152,804
Depreciation and amortization	4,603	7,593	509	2,275	14,980
Interest expense (benefit)	1,887	11,552	517	4,172	18,128
Capital expenditures	4,199	2,317	757	5,731	13,004

Income tax expense (benefit)	$129,857	$25,483	$23,645	$(13,620)	$165,365
Inter-segment eliminations					(174)

Consolidated income tax expense					$165,191

For 2006, earnings before income taxes were $386.4 million for our domestic subsidiaries and $116.7 million for our foreign subsidiaries and branches.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

The following tables present selected revenue items by line of business:

	2008	2007	2006

Diversified financial products	$805,604	$777,414	$728,861
Group life, accident and health	777,268	758,516	591,070
Aviation	139,838	153,121	152,886
London market account	106,857	124,609	112,362
Other specialty lines	173,449	171,824	123,981
Discontinued lines	4,758	(398)	29

Net earned premium	$2,007,774	$1,985,086	$1,709,189

Property and casualty	$105,137	$121,307	$114,400
Accident and health	20,064	18,785	22,731

Fee and commission income	$125,201	$140,092	$137,131

Assets by business segment and geographic location are shown in the following tables:

	Insurance		Other
	Company	Agency	Operations	Corporate	Total
				(as adjusted)	(as adjusted)

December 31, 2008
Domestic	$5,486,898	$402,093	$24,715	$278,366	$6,192,072
Foreign	1,803,872	336,056	—	—	2,139,928

Total assets	$7,290,770	$738,149	$24,715	$278,366	$8,332,000

December 31, 2007
Domestic	$5,131,724	$438,779	$78,527	$298,032	$5,947,062
Foreign	1,730,569	396,889	—	—	2,127,458

Total assets	$6,862,293	$835,668	$78,527	$298,032	$8,074,520

(13)	Commitments and Contingencies

Litigation

We are a party to lawsuits, arbitrations and other proceedings that arise in the normal course of our business. Many of such lawsuits, arbitrations and other proceedings involve claims under policies that we underwrite as an insurer or reinsurer, the liabilities for which, we believe, have been adequately included in our loss reserves. Also, from time to time, we are a party to lawsuits, arbitrations and other proceedings that relate to disputes with third parties, or that involve alleged errors and omissions on the part of our subsidiaries. We have provided accruals for these items to the extent we deem the losses probable and reasonably estimable. Although, the ultimate outcome of these matters cannot be determined at this time, based on present information, the availability of insurance coverage and advice received from our outside legal counsel, we believe the resolution of any such matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Catastrophe Exposure

We have exposure to catastrophic losses caused by natural perils (such as hurricanes and earthquakes), as well as from man-made events (such as terrorist attacks). The incidence and severity of catastrophic losses is

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

unpredictable. We assess our exposures in areas most vulnerable to natural catastrophes and apply procedures to ascertain our probable maximum loss from any single event. We maintain reinsurance protection that we believe is sufficient to limit our exposure to a foreseeable event.

Indemnifications

In conjunction with the sales of business assets and subsidiaries, we have provided indemnifications to the buyers. Certain indemnifications cover typical representations and warranties related to our responsibilities to perform under the sales contracts. Other indemnifications agree to reimburse the purchasers for taxes or ERISA-related amounts, if any, assessed after the sale date but related to pre-sale activities. We cannot quantify the maximum potential exposure covered by all of our indemnifications because the indemnifications cover a variety of matters, operations and scenarios. Certain of these indemnifications have no time limit. For those with a time limit, the longest such indemnification expires on December 31, 2009. We accrue a loss when a valid claim is made by a purchaser and we believe we have potential exposure. At December 31, 2008, we have recorded a liability of $15.8 million and have provided $6.7 million of letters of credit to cover our obligations or anticipated payments under these indemnifications.

Terrorist Exposure

Under the Terrorism Risk Insurance Program Reauthorization Act of 2007, we are required to offer terrorism coverage to our commercial policyholders in certain lines of business, for which we may, when warranted, charge an additional premium. The policyholders may or may not accept such coverage. This law establishes a deductible that each insurer would have to meet before U.S. Federal reimbursement would occur. For 2009, our deductible is approximately $100.7 million. The Federal government would provide reimbursement for 85% of any additional covered losses in 2009 up to the maximum amount set out in the Act. Currently, the Act expires on December 31, 2014.

Leases

We lease administrative office facilities and transportation equipment under operating leases that expire at various dates through 2025. The agreements generally require us to pay rent, utilities, real estate taxes, insurance and repairs. We recognize rent expense on a straight-line basis over the term of the lease, including free-rent periods. Rent expense under operating leases totaled $12.6 million in 2008, $11.1 million in 2007 and $10.3 million in 2006.

At December 31, 2008, future minimum rental payments required under long-term, non-cancelable operating leases, excluding certain expenses payable by us, were as follows:

2009	$12,361
2010	12,168
2011	10,838
2012	8,310
2013	6,508
Thereafter	22,354

Total future minimum rental payments	$72,539

(14)	Related Party Transactions

At December 31, 2008, 2007 and 2006, we had accruals of $24.4 million, $31.7 million and $47.7 million, respectively, for amounts owed to former owners of businesses we acquired, who now are officers of certain of

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued, tables in thousands, except per share data)

our subsidiaries. These accruals represent amounts due under the terms of various acquisition agreements. We paid $30.9 million in 2008, $49.0 million in 2007 and $32.3 million in 2006 related to such agreements.

We own equity interests in three companies for which we use the equity method of accounting. We recorded gross written premium from business originating at the three companies of $16.5 million in 2008, $15.7 million in 2007, and $16.9 million in 2006. During 2008, 2007 and 2006, we also ceded written premium of $0.4 million, $3.7 million and $9.3 million, respectively, to one of these companies under a quota share reinsurance agreement.

(15)	Statutory Information

Our insurance companies file financial statements prepared in accordance with statutory accounting principles prescribed or permitted by domestic or foreign insurance regulatory authorities. The differences between statutory financial statements and financial statements prepared in accordance with generally accepted accounting principles vary between domestic and foreign jurisdictions.

Statutory policyholders’ surplus and net income, after intercompany eliminations, included in those companies’ respective filings with regulatory authorities were as follows:

	2008	2007	2006

Statutory policyholders’ surplus	$1,852,684	$1,744,889	$1,342,054
Statutory net income	308,717	365,308	303,758

The statutory surplus of each of our insurance companies is significantly in excess of regulatory risk-based capital requirements.

(16)	Supplemental Information

Supplemental cash flow information was as follows:

	2008	2007	2006

Cash received from commutations	$7,500	$101,040	$12,750
Income taxes paid	154,415	146,829	167,086
Interest paid	14,611	8,618	9,387
Dividends declared but not paid at year end	14,152	12,658	11,173

The unrealized gain or loss on securities available for sale and the related deferred taxes are non-cash transactions that have been included as direct increases or decreases in our consolidated shareholders’ equity.

(17)	Quarterly Financial Data (Unaudited)

	Fourth Quarter		Third Quarter		Second Quarter		First Quarter
	2008	2007	2008	2007	2008	2007	2008	2007

Total revenue	$551,866	$614,407	$566,319	$582,494	$593,850	$594,250	$567,388	$597,222
Net earnings (as adjusted)	$71,599	$98,996	$58,391	$96,955	$91,675	$100,031	$80,455	$95,571
Earnings per share: (as adjusted)
Basic	$0.63	$0.86	$0.51	$0.86	$0.79	$0.89	$0.70	$0.85
Diluted	0.63	0.85	0.50	0.83	0.79	0.85	0.69	0.82
Weighted average shares outstanding:
Basic	113,895	114,641	114,812	112,652	115,457	112,273	115,232	111,959
Diluted	114,093	117,085	115,411	116,323	116,040	117,728	116,369	117,009

The sum of earnings per share for the quarters may not equal the annual amounts due to rounding.